                                 PRESS RELEASE


                                                FOR IMMEDIATE RELEASE
                                                ---------------------
                                                For More Information Contact:
                                                John F. Harvard, President
                                                (205) 345-8800



                        SECURITY FEDERAL BANCORP, INC.
             ANNOUNCES INTENTION TO PAY SPECIAL CASH DISTRIBUTION


          Tuscaloosa, Alabama ... Security Federal Bancorp, Inc. announced today that its Board of Directors intends to declare a one-time cash distribution to the holders of the Company's common stock, upon receipt of confirmation that substantially all of the distribution would qualify as a non-taxable return of capital to stockholders and that the distribution would not have a significant adverse effect on the Company's tax-qualified employee benefit plans.

          The timing and amount of any distribution would be subject to the receipt of a private letter ruling from the Internal Revenue Service. The Company has filed a private letter ruling request with the IRS regarding the tax effects of the distribution. The amount of the distribution which may be treated as a return of capital or as an ordinary taxable dividend would depend upon the results of the private letter ruling request and the Company's unconsolidated earnings and profits. The portion of the distribution which may be treated as a return of capital would be viewed as a reduction in the cost basis of each share and would not be subject to income tax as a dividend to stockholders. Subject to prior receipt of a satisfactory private letter ruling, the Company presently intends to pay to its stockholders a distribution in the amount of $3.00 per share in the 3rd quarter of 1996, or in the early part of the 4th quarter depending upon when the private letter ruling is received.

          John F. Harvard, President and Chief Operating Officer, stated that "The Board believes that this distribution represents a wise use of the Company's excess capital that will benefit all of our stockholders."

          Security Federal Bancorp, Inc. is the holding company for Security Federal Bank, which conducts business through its main office located in Tuscaloosa, Alabama. At March 31, 1996, the Company had total assets of $72.5 million and stockholders' equity of $10.7 million or 14.7% of total assets.